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                                   EXHIBIT 1

                      ARTICLES OF ASSOCIATION OF TRUSTEE
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                                   EXHIBIT 1

                            ARTICLES OF ASSOCIATION

                                      OF

                        BANK ONE, NATIONAL ASSOCIATION

                       (Corrected To September 13, 1999)


  FIRST. The title of this Association, organized for the purpose of carrying on the business of banking under the laws of the United States, shall be "Bank One, National Association".

  SECOND. The main office of this Association shall be in Chicago, County of Cook, State of Illinois. The business of the Association shall be conducted at its main office and its branches.

  THIRD. The Board of Directors of this Association shall consist of not less than five nor more than twenty-five persons, the exact number of directors within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof. Any vacancy in the Board of Directors may be filled by action of a majority of the remaining directors between meetings of shareholders. The Board of Directors, by the vote of a majority of the full Board, may, between meetings of shareholders, increase the membership of the Board within such maximum limit by not more than four members if the number of directors last elected by shareholders was 16 or more and by not more than two members if the number of directors last elected by shareholders was 15 or less.

  FOURTH. The regular annual meeting of the shareholders of this Association shall be held at its main banking house, or other convenient place duly authorized by the Board of Directors, on such day of each year as is specified therefor in the by-laws.

  FIFTH. The amount of authorized capital stock of this Association shall be Five Hundred Twenty-Five Million Eight Hundred Fifty-Eight Thousand Two Hundred Dollars ($525,858,200) divided into 26,292,910 shares of common stock of the par value per share of Twenty Dollars ($20); but said capital stock may be increased or decreased from time to time, in accordance with the provisions of the laws of the United States.

  In the event of any such increase in the capital stock of this Association by the sale of additional shares or the distribution of additional shares as a stock dividend, each shareholder of this Association (unless otherwise provided by the shareholders' vote or
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                                   EXHIBIT 1

votes authorizing the increase) shall be entitled, in proportion to the number of shares of said capital stock owned by him before such increase, to proportionate rights in respect of such additional shares as follows: (1) to the extent that such shareholder's proportionate right in respect of such additional shares shall embrace one or more whole shares of such additional shares, to receive (a) in the case of a sale, a transferable warrant entitling the holder to subscribe, within the specified subscription period, for such one or more whole shares of such additional shares or (b) in the case of a stock dividend, a certificate evidencing such one or more whole shares of such additional shares; and (2) to the extent that such shareholder's proportionate right in respect of such additional shares shall embrace a fraction of a share, to receive (a) in the case of a sale, a fractional subscription warrant, conditioned that it shall be void unless, within the specified subscription period, it is combined with other such fractional subscription warrants in the aggregate entitling the holder thereof to subscribe for a whole share or whole shares of such additional shares and such subscription is completed by such holder of such combined fractional warrants or (b) in the case of a stock dividend, a fractional warrant which shall not represent or entitle the holder thereof to any of the privileges of a shareholder of this Association but may be combined with other such fractional warrants in the aggregate entitling the holder thereof to exchange them for a whole share or whole shares of such additional shares and conditioned that the holder exchanging such combined fractional warrants for such whole share or whole shares of such additional shares shall receive any dividends applicable to such whole share or whole shares declared after the date of such fractional warrants and payable in respect of such whole share or whole shares at the time of such exchange.

  In the event of an increase in the capital stock of this Association in pursuance of a statutory consolidation to which this Association may be a party, the additional shares shall be issued in such a manner as the contract or plan of consolidation may provide, pursuant to and in contemplation of the statute under which said consolidation is effected.

  In the event of an increase in the capital stock of this Association in pursuance of a plan or contract (other than in the case of a statutory consolidation) for the acquisition by this Association of the assets, in whole or in part, and the good will of another banking institution or banker, the additional shares shall be subscribed for by or issued to any persons, firms, trustees or corporations, whether or not shareholders of this Association, as, in its discretion in the execution of such plan or contract, the Board of Directors may approve.

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  The Association, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders.

  SIXTH. The Board of Directors shall appoint one of its members President of this Association, who shall be Chairman of the Board; but the Board of Directors may appoint a director, in lieu of the President, to be Chairman of the Board, who shall perform such duties as may be designated by the Board of Directors. The Board of Directors shall have the power to appoint one or more Vice Presidents; to appoint a Cashier and such other officers as may be required to transact the business of this Association; to fix the salaries to be paid to all officers of this Association; and to dismiss such officers, or any of them; but the Board of Directors may delegate to the Chairman of the Board the authority to exercise such powers of appointment, salary determination and dismissal.

  The Board of Directors shall have the power to define the duties of officers and employees of this Association, to require bonds from them, and to fix the penalty thereof; to regulate the manner in which directors shall be elected or appointed, and to appoint judges of election; in the event of an increase of the capital stock of this Association to regulate the manner in which such increase shall be made; to make all by-laws that it may be lawful for them to make for the general regulation of the business of this Association and the management of its affairs; and generally to do and perform all acts that it may be lawful for a Board of Directors to do and perform.

  The Board of Directors, without the approval of the shareholders, shall have the power to change the location of the main office of this Association, subject to such limitations as from time to time may be provided by law.

  SEVENTH. This Association shall have succession from the date of its organization certificate until such time as it be dissolved by the act of its shareholders in accordance with the provisions of the banking laws of the United States, or until its franchise becomes forfeited by reason of violation of law, or until terminated by either a general or a special act of Congress, or until its affairs be placed in the hands of a receiver and finally wound up by him.

  EIGHTH. The Board of Directors of this Association, the Chairman of the Board, or the President, may call a special meeting of the shareholders at any time: Provided, however, that, unless otherwise provided by the by-laws or the laws of the United

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States, or waived by the shareholders, notice of the time, place and purpose of the meeting shall be given to each shareholder of record of this Association entitled to act and vote at such meeting, by a notice in writing either mailed (prepaid first class postage) to such shareholder at his address as shown upon the books of this Association or delivered manually to such shareholder, not less than ten days prior to the date fixed for any such meeting.

  NINTH. (a) This Association shall indemnify and hold harmless each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director, officer or employee of this Association, or is or was serving at the request of this Association as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by the General Corporation Law of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits this Association to provide broader indemnification rights than said law permitted this Association to provide prior to such amendment) against all expenses (including attorneys' fees, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by him in connection therewith. This Association may, by action of the Board of Directors, provide indemnification to agents of this Association with a lesser or the same scope and effect as the foregoing indemnification of directors, officers and employees of this Association.

  (b) Expenses incurred by a director, officer or employee in defending a civil or criminal action, suit or proceeding shall be paid by this Association in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer or employee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by this Association. Such expenses incurred by agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

  (c) The indemnification provided by this Article does not authorize this Association to indemnify any director, officer or employee against expenses, penalties, or other payments incurred in an administrative proceeding or action instituted by an appropriate bank regulatory agency which proceeding or action results in a final order against such director, officer or employee assessing civil money penalties or requiring affirmative action in the form of payments to this Association.

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  (d) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Ninth shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Notwithstanding the provisions of this Article, this Association may indemnify any person referred to in paragraph (a) of this Article to the fullest extent permitted under the statutes applicable to national banking associations and the rules, regulations and interpretations promulgated thereunder by the primary regulator of national banking associations, in each case now or hereafter in effect.

  (e) This Association shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of this Association, or is or was serving at the request of this Association as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not this Association would have the power to indemnify him against such liability under the provisions of this Article. This provision does not, however, authorize this Association to purchase insurance covering civil money penalties assessed against a director or employee of this Association pursuant to a formal order by an appropriate bank regulatory agency.

  (f) Neither the amendment nor repeal of this Article Ninth, nor the adoption of any provision of these Articles of Association inconsistent with this Article Ninth, shall eliminate or reduce the effect of this Article Ninth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Ninth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

  TENTH. These Articles of Association may, subject to the provisions of the banking laws of the United States, be amended at any regular or special meeting of the shareholders by the affirmative vote of the shareholders owning at least a majority of the stock of this Association.

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